Exhibit 99.1
RELEASE: IMMEDIATE
GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

AND YEAR ENDED DECEMBER 31, 2010

JERICHO, NY, February 15, 2011 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its preliminary financial results for the quarter and year ended December 31, 2010.

Net earnings for the quarter ended December 31, 2010 increased by $1.2 million to $12.5 million, as compared to $11.3 million for the quarter ended December 31, 2009. Net earnings for the year ended December 31, 2010 increased by $4.7 million to $51.7 million, as compared to $47.0 million for the year ended December 31, 2009. Earnings from continuing operations for the quarter ended December 31, 2010 increased by $1.6 million to $12.4 million, as compared to $10.8 million for the quarter ended December 31, 2009. Earnings from continuing operations for the year ended December 31, 2010 increased by $8.4 million to $50.1 million, as compared to $41.7 million for the year ended December 31, 2009. Earnings from discontinued operations were $0.1 million for the quarter ended December 31, 2010 as compared to $0.5 million for the quarter ended December 31, 2009. Earnings from discontinued operations were $1.6 million for the year ended December 31, 2010 as compared to $5.4 million for the year ended December 31, 2009. The results of discontinued operations are primarily comprised of gains on dispositions of real estate.

The $1.6 million and $8.4 million increases in earnings from continuing operations for the quarter and year ended December 31, 2010, respectively, as compared to the respective prior year periods, were due to net reductions in operating expenses and for the year ended December 31, 2010, rental income from properties acquired in September 2009. The $0.4 million and $3.8 million decreases in earnings from discontinued operations for the quarter and year ended December 31, 2010, respectively, as compared to the respective prior year periods, were principally due to lower gains on dispositions of real estate.

Funds from operations, or FFO, increased by $1.3 million to $15.0 million for the quarter ended December 31, 2010, and increased by $7.1 million to $59.7 million for the year ended December 31, 2010, as compared to $13.7 million and $52.6 million for the respective prior year periods. Adjusted funds from operations, or AFFO, increased by $1.7 million to $14.4 million for the quarter ended December 31, 2010, and increased by $6.5 million to $58.2 million for the year ended December 31, 2010, as compared to $12.7 million and $51.7 million for the respective prior year periods. Certain items, which are included in the increases in net earnings, are excluded from the increases in FFO and AFFO. The increases in FFO for the quarter and year ended December 31, 2010 were primarily due to the increases in net earnings discussed above and further below but exclude decreases in depreciation and amortization expense and decreases in gains on dispositions of real estate. The increases in AFFO for the quarter and year ended December 31, 2010 also exclude non-cash adjustments recorded for deferred rental revenue due to the recognition of rental income on a straight-line basis over the current lease term, net amortization of above-market and below-market leases and recognition of rental income under a direct financing lease using the effective interest rate method which produces a constant periodic rate of return on the net investment in the leased property (the “Revenue Recognition Adjustments”) which cause the Company’s reported revenues from rental properties to vary from the amount of rent payments contractually due or received by the Company during the periods presented. The increase in AFFO for the year ended December 31, 2010 also excludes impairment charges recorded in 2009. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

The calculations of net earnings per share, FFO per share, and AFFO per share for the quarter and year ended December 31, 2010 were impacted by increases in the weighted average number of shares outstanding as a result of the issuance of 5.2 million shares of common stock in May 2010 discussed below. The weighted average number of shares outstanding used in the Company’s per share calculations increased by 5.2 million shares, or 20.9%, and 3.2 million shares, or 12.9%, for the quarter and year ended December 31, 2010, as compared to the respective prior year periods. Accordingly, the percentage or direction of the changes in net earnings, FFO and AFFO discussed above may differ from the changes in the related per share amounts. Diluted net earnings per share decreased by $0.04 per share to $0.42 per share for the quarter ended December 31, 2010, as compared to $0.46 per share for the quarter ended December 31, 2009. Diluted net earnings per share decreased by $0.05 per share to $1.85 per share for the year ended December 31, 2010, as compared to $1.90 per share for the year ended December 31, 2009. Diluted FFO per share decreased by $0.05 per share for the quarter ended December 31, 2010 and increased by $0.02 per share for the year ended December 31, 2010 to $0.50 per share and $2.14 per share, respectively, as compared to $0.55 per share and $2.12 per share for the respective prior year periods. Diluted AFFO per share decreased by $0.03 per share to $0.48 per share for the quarter ended December 31, 2010, as compared to $0.51 per share for the quarter ended December 31, 2009, and decreased by $0.01 per share for the year ended December 31, 2010 to $2.08 per share, as compared to $2.09 per share for the year ended December 31, 2009.

Revenues from rental properties included in continuing operations decreased by $0.3 million for the quarter ended December 31, 2010, and increased by $3.9 million for the year ended December 31, 2010 to $22.2 million and $88.3 million, respectively, as compared to $22.5 million and $84.4 million for the respective prior year periods. Rent received increased by $0.2 million for the quarter ended December 31, 2010 to $21.6 million and by $4.5 million to $86.9 million for the year ended December 31, 2010, as compared to the respective prior year periods. The increases in rental income received for the quarter and year ended December 31, 2010, as compared to the respective prior year periods, were due to increases caused by rent escalations, partially offset by decreases caused by dispositions of real estate and lease terminations. In addition, rental income received for the year ended December 31, 2010 includes for the entire year rental income from the thirty-six properties acquired in September 2009 as compared to the year ended December 31, 2009, which includes rental income received from such properties only for the quarter ended December 31, 2009. Rental revenue includes Revenue Recognition Adjustments which increased rental revenue by $0.5 million and $1.0 million for the quarters ended December 31, 2010 and 2009, respectively, and increased rental revenue by $1.4 million and $2.0 million for the years ended December 31, 2010 and 2009, respectively.

Rental property expenses included in continuing operations decreased by $0.6 million to $10.1 million for the year ended December 31, 2010, as compared to $10.7 million for the prior year period. The decrease in rental property expense was principally due to lower rent expense caused by a decrease in the number of leased properties sublet to tenants. Rental property expenses for the quarter ended December 31, 2010 was comparable to the quarter ended December 31, 2009.

Impairment charges aggregating $1.1 million recorded during the year ended December 31, 2009 were attributable to general reductions in real estate valuations in 2009. There were no impairment charges recorded in the quarter and year ended December 31, 2010.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended December 31, 2010 decreased by $1.6 million to $1.5 million, as compared to $3.1 million for the prior year quarter and, for the year ended December 31, 2010, decreased by $3.4 million to $5.4 million, as compared to $8.8 million recorded for the prior year. The decreases in net environmental expenses for the quarter and year ended December 31, 2010 were primarily due to lower environmental remediation costs, lower litigation loss provisions and lower legal fees. The Company recorded a $0.3 million provision for estimated environmental remediation costs for the quarter ended December 31, 2010, which decreased by $0.2 million as compared to $0.5 million recorded for the quarter ended December 31, 2009. The Company recorded a provision for litigation loss reserves and legal fees aggregating $1.1 million for the quarter ended December 31, 2010, which decreased by $1.3 million as compared to $2.4 million recorded for the quarter ended December 31, 2009. The Company recorded a $2.7 million provision for estimated environmental remediation costs for the year ended December 31, 2010, which decreased by $1.2 million as compared to $3.9 million recorded for the year ended December 31, 2009. The Company recorded a provision for litigation loss reserves and legal fees aggregating $2.0 million for the year ended December 31, 2010, which decreased by $2.1 million as compared to $4.1 million recorded for the year ended December 31, 2009. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period as compared to prior periods.

General and administrative expenses increased by $0.5 million to $2.2 million for the quarter ended December 31, 2010, and by $1.4 million to $8.2 million for the year ended December 31, 2010, as compared to $1.7 million and $6.8 million for the respective prior year periods. The increases in general and administrative expenses were principally due to higher employee compensation and benefit expenses primarily resulting from an increase in the number of employees.

Depreciation and amortization expense included in continuing operations decreased by $0.4 million to $2.5 million for the quarter ended December 31, 2010 and by $1.1 million to $9.7 million for the year ended December 31, 2010, as compared to $2.9 million and $10.8 million for the respective prior year periods. Depreciation expense decreased in the 2010 periods as compared to the 2009 periods due to the effect of certain assets becoming fully depreciated, lease terminations and property dispositions partially offset by depreciation charges related to properties acquired.

Interest expense decreased by $0.4 million to $1.1 million for the quarter ended December 31, 2010 as compared to $1.5 million for the quarter ended December 31, 2009 and was $5.1 million for each of the years ended December 31, 2010 and 2009. The decrease in interest expense for the quarter ended December 31, 2010 was due to lower average borrowings outstanding, partially offset by higher weighted average effective interest rates.

During the second quarter of 2010, the Company completed a public stock offering of 5.2 million shares of common stock. The $108.2 million net proceeds from the offering was used in part to repay a portion of the outstanding balance under the Company’s revolving credit facility and the remainder was used for general corporate purposes. As discussed above, the additional shares issued in May 2010 are included in the weighted average shares outstanding for the quarter and year ended December 31, 2010. During the first quarter of 2011, the Company completed a public stock offering of 3.5 million shares of common stock, which additional shares are not included in the determination of weighted average shares outstanding for 2010 or the per share calculations above. Substantially all of the $91.8 million net proceeds from the offering completed in the first quarter of 2011 was used in part to repay a portion of the outstanding balance under the Company’s revolving credit facility and the remainder was used for general corporate purposes.

David Driscoll, the Company’s President and Chief Executive Officer commented, “I am pleased with our results for the quarter and year ended December 31, 2010 and the progress we made during the year. In 2010 we commenced a process of enhancing our human resources and improving our business processes while pursuing our objective of making accretive acquisitions. One result of that execution was closing of a $111.3 million transaction very early in 2011. We plan to continue all of these activities and more in 2011. I remain optimistic about our future.”

Getty Realty Corp.’s Fourth Quarter Earnings Conference Call is scheduled for  Wednesday, February 16, 2011 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 457-2625 five to ten minutes before the scheduled start time and reference pass code 8617950. If you cannot participate in the live event, a replay will be available on February 16, 2011 beginning at 12:00 noon Eastern Time through 12:00 noon Eastern Time, February 18, 2011. To access the replay, please dial (719) 457-0820 and reference pass code 8617950.

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of retail motor fuel and convenience store properties and petroleum distribution terminals. The Company owns and leases approximately 1,110 properties nationwide.

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

EXAMPLES OF FORWARD-LOOKING STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K INCLUDE THE STATEMENTS OF THE CHIEF EXECUTIVE OFFICER RELATING TO THE COMPANY’S PLANS TO ENHANCE ITS HUMAN RESOURCES, AND IMPROVE ITS BUSINESS PROCESSES WHILE PURSUING ITS OBJECTIVE OF MAKING ACCRETIVE ACQUISITIONS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2010	2009
Assets:

Real Estate:
Land	$253,413	$252,083
Buildings and improvements	251,174	251,791
	504,587	503,874
Less – accumulated depreciation and amortization	(144,217)	(136,669)
Real estate, net	360,370	367,205

Net investment in direct financing lease	20,540	19,156
Deferred rent receivable (net of allowance of $8,170 as of December 31, 2010 and	27,385	27,481
$9,389 as of December 31, 2009)
Cash and cash equivalents	6,122	3,050
Recoveries from state underground storage tank funds, net	3,966	3,882
Mortgages and accounts receivable, net	1,796	2,402
Prepaid expenses and other assets	6,965	9,696
Total assets	$427,144	$432,872

Liabilities and Shareholders' Equity:

Borrowings under credit line	$41,300	$151,200
Term loan	23,590	24,370
Environmental remediation costs	14,874	16,527
Dividends payable	14,432	11,805
Accounts payable and accrued expenses	18,013	21,301
Total liabilities	112,209	225,203
Commitments and contingencies	--	--
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 29,944,155 at December 31, 2010 and 24,766,376 at December 31, 2009	299	248
Paid-in capital	368,093	259,459
Dividends paid in excess of earnings	(52,304)	(49,045)
Accumulated other comprehensive loss	(1,153)	(2,993)
Total shareholders' equity	314,935	207,669
Total liabilities and shareholders' equity	$427,144	$432,872

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenues from rental properties	$22,168	$22,511	$88,332	$84,416

Operating expenses:
Rental property expenses	2,431	2,526	10,128	10,689
Impairment charges	-	66	-	1,135
Environmental expenses, net	1,547	3,140	5,427	8,811
General and administrative expenses	2,214	1,747	8,178	6,849
Depreciation and amortization expense	2,528	2,910	9,731	10,773
Total operating expenses	8,720	10,389	33,464	38,257
Operating income	13,448	12,122	54,868	46,159

Other income, net	80	178	289	585
Interest expense	(1,118)	(1,459)	(5,050)	(5,091)
Earnings from continuing operations	12,410	10,841	50,107	41,653

Discontinued operations:
Earnings (loss) from operating activities	23	(14)	(112)	70
Gains from dispositions of real estate	52	504	1,705	5,326
Earnings from discontinued operations	75	490	1,593	5,396
Net earnings	$12,485	$11,331	$51,700	$47,049

Basic and diluted earnings per common share:
Earnings from continuing operations	$.41	$.44	$1.79	$1.68
Earnings from discontinued operations	$-	$.02	$.06	$.22
Net earnings	$.42	$.46	$1.85	$1.90

Weighted-average shares outstanding:
Basic	29,942	24,766	27,950	24,766
Stock options and restricted stock units	4	3	3	1
Diluted	29,946	24,769	27,953	24,767

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net earnings	$12,485	$11,331	$51,700	$47,049

Depreciation and amortization of real estate assets	2,528	2,978	9,738	11,027
Gains from dispositions of real estate	(52)	(604)	(1,705)	(5,467)
Funds from operations	14,961	13,705	59,733	52,609
Revenue recognition adjustments	(535)	(1,055)	(1,487)	(2,065)
Impairment charges	-	66	-	1,135
Adjusted funds from operations	$14,426	$12,716	$58,246	$51,679

Diluted per share amounts:
Earnings per share	$.42	$.46	$1.85	$1.90
Funds from operations per share	$.50	$.55	$2.14	$2.12
Adjusted funds from operations per share	$.48	$.51	$2.08	$2.09

Diluted weighted average shares outstanding	29,946	24,769	27,953	24,767

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations), extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on its recognition of revenues from rental properties (collectively the “Revenue Recognition Adjustments”), as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges and/or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease term using the effective interest method which produces a constant periodic rate of return on the net investment in the leased property. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, impairment charges and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to (i) the impact of scheduled rent increases from operating leases; (ii) rental revenue from acquired in-place leases; (iii) the impact of rent due from direct financing leases, (iv) Getty’s rental operating expenses (exclusive of impairment charges); and (v) Getty’s election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

SUPPLEMENTAL TAX REPORTING INFORMATION FOR
COMMON DIVIDENDS PAID
YEAR ENDED DECEMBER 31, 2010

			Box 1a	Box 2a	Box 3.
		Total	Total	Total
Record	Payable	Dividends	Ordinary	Capital Gain	Non-dividend
Date	Date	Per Share	Dividends	Distributions	Distributions

01/04/2010	01/14/2010	$0.475000	$0.463751	$0.001686	$0.009563
03/25/2010	04/08/2010	0.475000	0.463277	0.001757	0.009966
06/24/2010	07/08/2010	0.475000	0.463277	0.001757	0.009966
09/30/2010	10/14/2010	0.480000	0.468154	0.001775	0.010071
Totals		$1.905000	$1.858459	$0.006975	$0.039566

Contact	Thomas J. Stirnweis
(516) 478-5403